Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements pertaining to the Computer Programs and Systems, Inc. 2002 Stock Option Plan (Form S-8 No. 333-97431) and the Computer Programs and Systems, Inc. 401(k) Retirement Plan (Form S-8 No. 333-98543) of our report dated February 3, 2004, with respect to the 2003 and 2002 financial statements and schedule of Computer Programs and Systems, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Birmingham, Alabama

March 11, 2005